Exhibit 99.1

FOR IMMEDIATE RELEASE

Sonic Automotive Announces Proposed Private Placement

CHARLOTTE, NC (November 12, 2003) – Sonic Automotive, Inc. (NYSE: SAH) announced today that it intends to offer an additional $75 million of its existing 8 5/8% Senior Subordinated Notes (the “Notes”) due 2013. The offering will be made by means of a private placement to qualified institutional buyers pursuant to Rule 144A, or in offshore transactions pursuant to Regulation S, promulgated under the Securities Act of 1933, as amended (the “Act”). Sonic will use the net proceeds from the offering initially to repay a portion of the indebtedness outstanding under its existing revolving credit facility but ultimately to fund previously announced acquisitions that are expected to close in early 2004.

The securities to be offered in the private placement will not be registered under the Act, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Act and applicable state securities laws or applicable exemptions from these registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the Act or the securities laws of any state.

Contact:

E. Lee Wyatt, Chief Financial Officer of Sonic Automotive, Inc., (704) 566-2415.

J. Todd Atenhan, Investor Relations of Sonic Automotive, Inc., (888) 766-4218.

Bill Steers, Media Relations of Sonic Automotive, Inc., (888) 766-4219.